Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

February 10, 2005

Landmark Bancorp, Inc. Announces Results for the Quarter and the Year Ended December 31, 2004 and Approves a Cash Dividend

(Manhattan, KS, February 10, 2005) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended December 31, 2004 of $0.51 versus $0.49 for the quarter ended December 31, 2003, according to Patrick L. Alexander, President and Chief Executive Officer.  Net earnings for each of the quarters ended December 31, 2004 and 2003 were $1.1 million.  Diluted earnings per share for the year ended December 31, 2004 were $1.95 versus $2.17 for the year ended December 31, 2003.  Net earnings for the year ended December 31, 2004 were $4.3 million, a decrease of $601,000 compared to the year ended December 31, 2003. Additionally, the Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of February 22, 2005, payable March 7, 2005.

Patrick Alexander, President and CEO, commented, “We completed the assimilation of the First Kansas organization in 2004 and are currently working on capitalizing on the opportunities present in the Miami county and southern Johnson county markets.  The acquisition has resulted in increased non-interest expenses compared to the prior year. While we have also experienced an increase in net interest income and non-interest income as a result of the acquisition, it has not yet increased to a level which we feel reflects the potential that these markets will contribute to our organization.  Our efforts are focused on transitioning the acquired assets and business operations of the new markets in order to further enhance both our net interest income and fee income.  We expect to make significant progress on these goals in 2005.”

Alexander further commented, “Decreased gains on sale of loans and investments in 2004 also contributed to a decrease in net earnings from the record levels in 2003.

Increasing interest rates and the decline of the refinance boom of 2002 and 2003 contributed to decreasing mortgage loan originations throughout the industry as residential mortgage loan originations returned to more normal levels in 2004.  However, we are excited about our prospects and opportunities in 2005.  We anticipate continued economic recovery and expansion will cause commercial loan demand to strengthen.  This would have a positive impact on our net interest income and net interest margin.  Additionally, we believe that our efforts in the acquired First Kansas markets will begin to pay dividends and begin to be a more significant contributor to our financial performance in 2005.”

Net interest income for the fourth quarter of 2004 increased $444,000 to $3.3 million compared to the fourth quarter of 2003, an increase of 15.3%.  This increase was due primarily to the higher level of earning assets obtained in the acquisition of First Kansas, in spite of a reduction in the net interest margin to 3.16% for the fourth quarter of 2004 from 3.63% for the fourth quarter of 2003.  Refinancings and paydowns in the residential mortgage portfolio have exceeded commercial loan growth over the past year, resulting in the excess liquidity being invested into lower yielding investment securities.  Total non-interest income increased approximately $415,000, or 38.1%, for the quarter ended December 31, 2004, as compared to the quarter ended December 31, 2003.  The increase was due to increased fees and service charges of $297,000, along with an increase in gains on sale of loans.  Total non-interest expense for the fourth quarter of 2004 increased approximately $718,000 compared to the third quarter of 2003, resulting primarily from increases associated with the acquisition of First Kansas in compensation and benefits, occupancy and equipment, and advertising.

Net interest income for the year ended December 31, 2004 increased $1.3 million compared to 2003, an increase of 11.4%.  This increase was due primarily to the acquisition of First Kansas, in spite of a reduction in the net interest margin to 3.19% for 2004 from 3.71% for 2003.  Total non-interest income increased approximately $151,000, or 3.0%, compared to 2003.  This increase was due to increased fees and service charges of $1.2 million which was partially offset by a $1.1 million decrease in gains on sale of loans.  Total non-interest expense for the year ended December 31, 2004 increased approximately $2.1 million compared to 2003, resulting primarily from increases in compensation and benefits, occupancy and equipment and data processing.  These increased expenses were primarily associated with the acquisition of First Kansas.

Landmark Bancorp’s total assets increased to $442.1 million at December 31, 2004, compared to $334.0 million at December 31, 2003.  Net loans receivable were $278.3 million at December 31, 2004, compared to $215.0 million at December 31, 2003.  The increase in net loans was related to the acquisition of First Kansas, as primarily all internal growth experienced in commercial loans was offset by a similar decline in mortgage loans attributable to refinancing activity.  At December 31, 2004, the allowance for loan losses was $2.9 million, or 1.0% of net loans, compared to $2.3 million, or 1.1%

of net loans at December 31, 2003.  As of December 31, 2004, $1.1 million in loans were on non-accrual status, or 0.41% of net loans, compared to a balance of $1.2 million in loans on non-accrual status, or 0.56% of net loans, as of December 31, 2003.  Additionally, non-performing assets as a percentage of total assets decreased from 0.45% as of December 31, 2003 to 0.36% as of December 31, 2004.  Residential home loans comprised 70.7% of the $1.1 million non-accrual balance at December 31, 2004.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Kansas Financial Corporation on April 1, 2004 and accordingly, the operating results presented for the year ended December 31, 2004 include First Kansas Financial Corporation beginning April 1, 2004.  Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend, Hoisington, LaCrosse, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At December 31, 2004	At December 31, 2003
ASSETS

Cash and cash equivalents	$7,845,438	$7,708,115
Investment securities available for sale	133,604,335	99,746,365
Loans receivable, net (1)	278,259,966	215,030,396
Premises and equipment, net	5,864,258	3,631,102
Goodwill	7,651,892	1,971,178
Other intangible assets, net	1,339,832	959,532
Other assets	7,525,173	4,999,601

TOTAL ASSETS	$442,090,894	$334,046,289

LIABILITIES

Deposits	$302,867,721	$253,108,220
Other borrowings	94,571,321	33,755,104
Other liabilities	2,482,875	4,610,862

Total liabilities	399,921,917	291,474,186

Stockholders’ equity	42,168,977	42,572,103

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$442,090,894	$334,046,289

(1)          Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $2,893,603 and $2,315,870 at December 31, 2004 and December 31, 2003, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Year ended December 31,			Three months ended December 31,
	2004	2003	2004	2003
Interest income:
Loans	$15,672,834	$14,303,182	$4,133,062	$3,353,829
Investment securities	4,237,362	2,945,302	1,091,816	842,163
Other	39,010	27,818	5,816	594
Total interest income	19,949,206	17,276,302	5,230,694	4,196,586

Interest expense:
Deposits	3,945,344	4,446,050	970,544	983,239
Borrowed funds	3,054,952	1,208,522	919,659	317,103
Total interest expense	7,000,296	5,654,572	1,890,203	1,300,342

Net interest income	12,948,910	11,621,730	3,340,491	2,896,244
Provision for loan losses	460,000	240,000	150,000	60,000
Net interest income after provision for loan losses	12,488,910	11,381,730	3,190,491	2,836,244

Non-interest income:
Fees and service charges	3,270,509	2,048,482	812,803	515,789
Gains on sale of loans	986,864	2,039,102	354,319	221,844
Gains on sale of investments	358,385	551,038	228,595	234,939
Other	509,663	335,569	110,000	117,702
Total non-interest income	5,125,421	4,974,191	1,505,717	1,090,274

Non-interest expense:
Compensation and benefits	5,844,352	4,834,982	1,534,074	1,269,673
Occupancy and equipment	1,607,804	1,250,212	424,526	318,651
Amortization	374,758	426,442	89,976	80,762
Professional fees	301,870	343,208	71,431	98,360
Data processing	415,175	311,364	105,592	74,207
Other	2,809,389	2,062,547	887,494	552,898
Total non-interest expense	11,353,348	9,228,755	3,113,093	2,394,551

Income tax expense	2,010,225	2,275,469	491,836	450,851

Net earnings	$4,250,758	$4,851,697	$1,091,279	$1,081,116

Net earnings per share (2)
Basic	$1.96	$2.20	$0.51	$0.49
Diluted	1.95	2.17	0.51	0.49

Book value per share (2)	$19.98	$19.42	$19.98	$19.42

Shares outstanding at end of period	2,110,588	2,192,558	2,110,588	2,192,558

Weighted average diluted common and common equivalent shares outstanding	2,182,729	2,238,666	2,144,293	2,228,940

(2)          Net earnings per share and book value per share at or for the period ended December 31, 2003 have been adjusted to give effect to the 5% stock dividend paid during December 2004.

	Year ended December 31,		Three months ended December 31,
	2004	2003	2004	2003

OTHER DATA (unaudited):

Return on average assets (3)	0.98%	1.46%	0.96%	1.28%
Return on average equity (3)	9.98%	11.53%	10.18%	9.95%
Equity to total assets	9.54%	12.74%	9.54%	12.74%
Net yield on interest earnings assets (3)	3.19%	3.71%	3.16%	3.63%

(3)          Information for the three months ended is annualized.